                                                                   EXHIBIT 12.1

                    HOST MARRIOTT L.P. AND SUBSIDIARIES(1)

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                      (in millions, except ratio amounts)

                                        First
                                       Quarter          Fiscal Year
                                      ----------  ----------------------------
                                      1999  1998  1998  1997  1996  1995  1994
                                      ----  ----  ----  ----  ----  ----  ----
Income from operations before income
 taxes............................... $ 58  $ 48  $174  $ 83  $ (8) $(75) $(16)
  Add (deduct):
  Fixed charges......................  118    94   415   364   283   206   184
  Capitalized interest...............   (1)  --     (4)   (1)   (3)   (5)  (10)
  Amortization of capitalized
   interest..........................    1     1     6     5     7     6     8
  Net gains (losses) related to
   certain 50% or less owned
   affiliate.........................    1   --     (1)   (1)    1     2     5
  Minority interest in consolidated
   affiliates........................    5    16    52    31     6     2     1
                                      ----  ----  ----  ----  ----  ----  ----
  Adjusted earnings.................. $182  $159  $642  $481  $286  $136  $172
                                      ====  ====  ====  ====  ====  ====  ====
Fixed charges:
  Interest on indebtedness and
   amortization of deferred financing
   costs............................. $108  $ 76  $335  $288  $237  $178  $165
  Dividends on convertible preferred
   securities of subsidiary trust....  --      9    37    37     3   --    --
  Portion of rents representative of
   the interest factor...............   10     9    43    39    33    17    11
  Debt service guarantee interest
   expense of unconsolidated
   affiliates........................  --    --    --    --     10    11     8
                                      ----  ----  ----  ----  ----  ----  ----
  Total fixed charges and preferred
   stock dividends................... $118  $ 94  $415  $364  $283  $206  $184
                                      ====  ====  ====  ====  ====  ====  ====
Ratio of earnings to fixed charges
 and preferred stock dividends....... 1.55x 1.70x 1.54x 1.32x 1.01x  --    --
Deficiency of earnings to fixed
 charges and preferred stock
 dividends...........................  --    --    --    --    --     70    12

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(1) The financial information utilized for the computation of ratio of earnings to fixed charges and preferred stock dividends represents the financial information of Host Marriott Corporation, predecessor to Host Marriott, L.P. for all periods prior to the first quarter of 1999.